Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated March 4, 2025 relating to the financial statements of Stellus Capital Investment Corporation, appearing in the Annual Report on Form 10-K of Stellus Capital Investment Corporation for the year ended December 31, 2024. We also consent to the references to us under the headings “Senior Securities” and "Independent Registered public Accounting Firm" in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas

August 4, 2025